Exhibit (a)1.14

RUSSELL INVESTMENT COMPANY

AMENDMENT TO MASTER TRUST AGREEMENT

Regarding Re-Designation and Designation of Sub-Trusts and Classes

AMENDMENT NO. 13 to the Amended and Restated Master Trust Agreement dated August 19, 2002 (referred to herein as the “Agreement”), done this 22nd day of May, 2007, by the Trustees under such Agreement.

WITNESSETH:

WHEREAS, Section 4.1 of the Agreement authorizes the Trustees to establish and designate Sub-Trusts and classes thereof without shareholder approval;

WHEREAS, Section 4.2 of the Agreement provides that the Trustees may fix and determine certain relative rights and preferences of the shares of the Sub-Trusts in accordance with the provisions of such Section 4.2;

WHEREAS, the Trustees wish to establish and designate additional Sub-Trusts and fix and determine certain relative rights and obligations of the shares of such Sub-Trusts and re-designate certain Sub-Trusts;

WHEREAS, Section 4.1 of the Agreement provides that a Trustee may act for such purpose without shareholder approval; and

WHEREAS, the Trustees desire to revise Section 4.2(c) of the Agreement with respect to dividends.

NOW, THEREFORE, the Trustees hereby the Trustees hereby make the following revisions to the Agreement:

ESTABLISHMENT AND DESIGNATION OF SUB-TRUSTS

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Without limiting the authority of the Trustees set forth in Section 4.1 of the Agreement to establish and designate any further sub-trusts, and without affecting rights and preferences of the existing sub-trusts or class of any Sub-Trust, the Trustees hereby re-designate the following sub-trusts:

RE-DESIGNATION OF SUB-TRUSTS

Current Designation	Re-Designation
2007 Moderate Distribution Strategy Fund	Retirement Distribution Fund I – A Shares
2007 Enhanced Distribution Strategy Fund	Accelerated Distribution Fund I – A Shares
2007 Extended Distribution Strategy Fund	Extended Distribution Fund I – A Shares

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Without limiting the authority of the Trustees set forth in Section 4.1 of the Agreement to establish and designate any further Sub-Trusts, and without affecting the rights and preferences of any existing Sub-Trust or class of any existing Sub-Trust, the Trustees hereby establish and designate three additional Sub-Trusts designated as the Retirement Distribution Fund I – S Shares, Accelerated Distribution Fund I – S Shares and Extended Distribution Fund I – S Shares. These Sub-Trusts shall have all the relative rights and preferences granted by the Agreement to the existing Sub-Trusts including those listed in Section 4.2 of the Agreement.

In furtherance thereof, the Trustees direct that the new Shares shall have all the relative rights and preferences set forth in Section 4.2 of the Agreement, shall represent an equal proportionate interest in the underlying assets and liabilities of that Sub-Trust, and shall generally have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, obligations, qualifications and terms and conditions as all other Shares of such Sub-Trust, except as set forth in the Amended and Restated Master Trust Agreement.

AMENDMENT AND RESTATEMENT OF SECTION 4.2(c):

Section 4.2(c) of the Agreement is restated in its entirety as follows:

Dividends: Dividends and distributions on Shares of a particular Sub-Trust may be paid with such frequency as the Trustees may determine, which may be daily or otherwise pursuant to a standing resolution or resolutions adopted only once or with such frequency as the Trustees may determine, to the holders of Shares of that Sub-Trust. Dividends and distributions on Shares of a particular Sub-Trust may be paid from such of the income and capital gains, accrued or realized, from the assets belonging to that Sub-Trust, as the Trustees may determine, after providing for actual and accrued liabilities belonging to that Sub-Trust. Dividends and distributions on Shares of a particular Sub-Trust may also be paid from such Sub-Trust’s capital as required or necessary to comply with applicable law. For the Retirement Distribution Fund I – A Shares, Accelerated Distribution Fund I – A Shares, Extended Distribution Fund I – A Shares, Retirement Distribution Fund I – S Shares,

Accelerated Distribution Fund I –S Shares and Extended Distribution Fund I – S Shares (the “Retirement Distribution Funds”) only, dividends and distributions on Shares of a particular Sub-Trust may be paid from such Sub-Trust’s capital in accordance with the dividend and distribution policy of those Funds as described in the Prospectuses for those Funds. All dividends and distributions on Shares of a particular Sub-Trust shall be distributed pro rata to the holders of Shares of that Sub-Trust in proportion to the number of Shares of that Sub-Trust held by such holders at the date and time of record established for the payment of such dividends or distributions, except that in connection with any dividend or distribution program or procedure the Trustees may determine that no dividend or distribution shall be payable on Shares as to which the Shareholder’s purchase order and/or payment have not been received by the time or times established by the Trustees under such program or procedure. Such dividends and distributions may be made in cash or Shares of that Sub-Trust or a combination thereof as determined by the Trustees or pursuant to any program that the Trustees may have in effect at the time for the election by each Shareholder of the mode of the making of such dividend or distribution to that Shareholder. Any such dividend or distribution paid in Shares will be paid at the net asset value thereof as determined in accordance with subsection (h) of Section 4.2.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals for themselves and their assigns, as of the day and year first above written. This instrument may be executed in one or more counterparts, all of which shall together constitute a single instrument.

/S/ THADDAS L. ALSTON	/S/ KRISTIANNE BLAKE
Thaddas L. Alston	Kristianne Blake

/S/ DANIEL P. CONNEALY	/S/ JONATHAN FINE
Daniel P. Connealy	Jonathan Fine

/S/ RAYMOND P. TENNISON	/S/ JACK R. THOMPSON
Raymond P. Tennison	Jack R. Thompson

/S/ JULIE W. WESTON
Julie W. Weston

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